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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

The Registrant's subsidiaries are

      - FIRST COMMUNITY BANK OF EAST TENNESSEE, a banking corporation organized under the laws of the State of Tennessee, and

      - ROGERSVILLE STATUTORY TRUST I, a statutory trust organized under the laws of the State of Connecticut.

      - ROGERSVILLE STATUTORY TRUST II, a statutory trust organized under the laws of the State of Delaware.